Exhibit 99.1

FIRST NATIONAL CORPORATION

Press Release:  Second Quarter 2004 Earnings

July 19, 2004

First National Corporation (OTCBB: FXNC) reported net income of $2.0 million or $1.34 per basic and diluted share for the six months ended June 30, 2004.  This is a 28.0% increase over the $1.5 million net income for the six months ended June 30, 2003 and a 30.1% increase over the $1.03 per basic and diluted share for the six months ended June 30, 2003.  The annualized return on average equity and average assets were 16.43% and 1.10%, respectively, for the six months ended June 30, 2004, compared to 13.50% and 1.02%, respectively, for the six months ended June 30, 2003.

For the three months ended June 30, 2004, net income was $1.1 million or $0.73 per basic and diluted share.  This is a 34.8% increase over the $792.8 thousand net income and a 35.2% increase over the $0.54 per basic and diluted share for the three months ended June 30, 2003.

Net interest income increased 20.8% from $5.2 million for the six months ended June 30, 2003 to $6.3 million for the same period in 2004.  The decline in interest expense (4.2%) combined with an increase in interest income (10.7%) generated an increase in net interest income of $1.1 million.  The net interest margin remained unchanged at 3.82% for the six months ended June 30, 2004 compared to the same period in 2003.

Noninterest income increased 38.0% to $2.4 million for the six months ended June 30, 2004 compared to $1.7 million for the same period in 2003.  The majority of this increase was related to the sale of property in April 2004 that generated a gain of $454 thousand.  Service charges increased 19.4% to $1.3 million for the six months ended June 30, 2004 compared to $1.1 million for 2003.  This increase was attributable to growth in the number of noninterest-bearing demand deposits and related overdraft fees.  Fees for other customer services increased 49.5% to $492 thousand for the six months ended June 30, 2004 compared to $329 thousand for the same period in 2003.   Brokerage fees, ATM fees and other transaction fees contributed to this increase.  Gains on sale of loans decreased as anticipated for the six months ended June 30, 2004 compared to the same period in 2003.

(in thousands) Noninterest Income (unaudited)	Six Months 6/30/04	Ended 6/30/03
Service charges	$ 1,322	$ 1,107
Fees for other customer services	492	329
Gains on sale of securities	-	16
Gains on sale of premises and equipment	435	1
Gains on sale of loans	97	213
Other income	24	51
Noninterest income	$ 2,370	$ 1,717

(in thousands) Noninterest Income (unaudited)	Three Months 6/30/04	Ended 6/30/03
Service charges	$ 689	$ 580
Fees for other customer services	256	163
Gains on sale of fixed assets	441	1
Gains on sale of loans	72	133
Other income	34	35
Noninterest income	$ 1,492	$ 912

Noninterest expense increased 24.4% to $5.4 million for the six months ended June 30, 2004 compared to $4.3 million for the same period in 2003.  Salaries and employee benefits increased over the comparable period in 2003, primarily from hiring additional staff to support the growth in the business.  Occupancy and equipment costs increased over the comparable period in 2003 as a result of retail branch expansions into Shenandoah County and the City of Winchester.  Other expenses increased due to costs related to new deposit services and the overall growth of the business.

(in thousands) Noninterest Expense (unaudited)	Six Months 6/30/04	Ended 6/30/03
Salaries and employee benefits	$ 2,535	$ 2,205
Occupancy	357	251
Equipment	428	362
Advertising	199	157
Stationery and supplies	168	136
Telecommunications	133	101
Other	1,531	1,091
Noninterest expense	$ 5,351	$ 4,303

(in thousands) Noninterest Expense (unaudited)	Three Months 6/30/04	Ended 6/30/03
Salaries and employee benefits	$ 1,332	$ 1,175
Occupancy	178	123
Equipment	217	183
Advertising	103	84
Stationery and supplies	73	52
Telecommunications	68	58
Other	857	563
Noninterest expense	$ 2,828	$ 2,238

Total assets increased 16.9% to $373.8 million at June 30, 2004 from $319.7 million at June 30, 2003.  The majority of the asset growth occurred in the loan portfolio.  Loans, net of the allowance for loan losses, increased 27.2% from $225.4 million at June 30, 2003 to $286.6 million at June 30, 2004.  The loan loss provision was $448 thousand for the six months ended June 30, 2004 and $330 thousand for the comparable period of 2003.  The allowance for loan losses totaled $2.8 million or 0.96% of total loans at June 30, 2004 compared to $2.4 million or 1.04% of total loans at June 30, 2003.  Net charge-offs were $228 thousand for the six months ended June 30, 2004 compared to $123 thousand for the comparable period of 2003.  The allowance for loan losses has increased over the last year, which is primarily attributable to the growth in the loan portfolio.  The overall quality of the loan portfolio has improved, which is reflective in the ratio of allowance for loan losses to total loans at June 30, 2004.  Securities available for sale increased 15.0% to $61.3 million at June 30, 2004 from $53.2 million at June 30, 2003, which is consistent with the overall balance sheet growth.

Total deposits increased 14.4% or $38.3 million to $303.7 million at June 30, 2004 from $265.4 million at June 30, 2003.  Noninterest-bearing demand deposits increased $16.0 million or 30.8% to $68.0 million at June 30, 2004 from $52.0 million at June 30, 2003, which contributed to 41.8% of the growth in total deposits.  Other borrowings totaled $35.2 million at June 30, 2004 compared to $26.6 million at June 30, 2003.

Shareholders’ equity totaled $24.1 million at June 30, 2004, an increase of 6.1% over the June 30, 2003 balance of $22.7 million.  The book value of the Corporation was $16.45 per share and the total common shares outstanding were 1,462,062 at June 30, 2004.  Cash dividends paid during the six months ended June 30, 2004 and 2003 were $0.40 per share and $0.38 per share, respectively.

Selected Financial Information:

(in thousands, except per share data) Selected Ratios (unaudited)	Six Months 6/30/04	Ended 6/30/03
Book value per share	$ 16.45	$ 15.50
Dividends per share	$ 0.40	$ 0.38
Return on average equity	16.43%	13.50%
Return on average assets	1.10%	1.02%
Net interest margin	3.82%	3.82%

(in thousands) Balance Sheets (unaudited)	6/30/04	6/30/03
Securities available for sale, at fair value	$ 61,250	$ 53,245
Loans held for sale	121	-
Loans, net	286,599	225,380
Total assets	373,837	319,743
Deposits	303,710	265,444
Other borrowings	35,249	26,580
Company obligated manditorily redeemable capital securities	8,000	3,000
Shareholders’ equity	24,051	22,667
(in thousands, except per share data) Statements of Income (unaudited)	Six Months 6/30/04	Ended 6/30/03
Interest income	$ 9,715	$ 8,779
Interest expense	3,416	3,564
Provision for loan losses	448	330
Noninterest income	2,370	1,717
Noninterest expense	5,351	4,303
Provision for income taxes	904	763
Net income	$ 1,966	$ 1,536
Earnings per share, basic and diluted	$ 1.34	$ 1.03

(in thousands, except per share data) Statements of Income (unaudited)	Three Months 6/30/04	Ended 6/30/03
Interest income	$ 4,923	$ 4,479
Interest expense	1,733	1,789
Provision for loan losses	285	172
Noninterest income	1,492	912
Noninterest expense	2,828	2,238
Provision for income taxes	500	400
Net income	$ 1,069	$ 792
Earnings per share, basic and diluted	$ 0.73	$ 0.54

Certain information in this discussion may include forward looking statements that are subject to risks and uncertainties.  These forward looking statements include statements regarding our profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, growth strategy, and financial and other goals.  The words “believes,” “expects,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends,” or other similar words or terms are intended to identify forward looking statements.

These forward looking statements are subject to significant uncertainties because they are based upon or are affected by certain factors.  We have identified factors in our December 31, 2003 Annual Report on Form 10-KSB, which can be accessed from our website at www.firstbank-va.com.

Because of these uncertainties, our actual future results may be materially different from the results indicated by these forward looking statements.  In addition, our past results of operations do not necessarily indicate our future results.

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank.  First Bank operates nine retail bank branches in the Northern Shenandoah Valley Region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in partnerships that provide investment services and title insurance.

Contact:

First National Corporation

M. Shane Bell

Senior Vice President & CFO

sbell@firstbank-va.com

(540) 465-9121